Exhibit 5.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI, P.C.]

August 17, 2020

Vivint Solar, Inc.

1800 West Ashton Blvd.

Lehi, UT 84043

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the resale by 313 Acquisition LLC, a Delaware limited liability company (the “Selling Stockholder”), of 8,706,976 shares of common stock, par value $0.01 (the “Shares”) of Vivint Solar, Inc., a Delaware corporation (the “Company”), pursuant to the Registration Statement on Form S-3 (File No. 333-227014) (the “Prior Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on August 24, 2018 and declared effective on September 11, 2018; the Registration Statement on Form S-3 (File No. 333-248091) (together with the Prior Registration Statement, the “Registration Statements”), filed with the Commission pursuant to Rule 462(b) of the Securities Act on August 17, 2020 in connection with the registration under the Securities Act of additional shares of the Company’s common stock; the prospectus which forms part of the Prior Registration Statement (the “Base Prospectus”); and the prospectus supplement related to the Selling Stockholder’s resale of the Shares, to be filed by the Company with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (together with the Base Prospectus, the “Prospectus”).

We are acting as counsel for the Company in connection with the sale of the Shares by the Selling Stockholder. In such capacity, we have examined the Registration Statements and the Prospectus. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, to be filed on or about August 19, 2020, and we consent to the reference of our name under the caption “Legal Matters” in the Base Prospectus and the Prospectus. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statements, including this opinion as an exhibit.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.